Exhibit 99.1

DDR and Excel Trust Announce $223 Million Shopping Center Transaction

BEACHWOOD, OH, and SAN DIEGO, CA (September 29, 2014) DDR Corp. (NYSE: DDR) and Excel Trust, Inc. (NYSE: EXL) today announced that Excel Trust has purchased three shopping centers in the Salt Lake City area from DDR for approximately $223 million. The transaction is strategically aligned with each company’s portfolio objectives given DDR’s desire to exit the Salt Lake City market and Excel’s aspiration to expand their presence in a market where they have an established corporate and operating presence.

“We are pleased to reach an agreement with the team at Excel and appreciate their high level of collaboration to effectuate an off-market transaction that accrues to the benefit of both parties,” said Daniel B. Hurwitz, chief executive officer of DDR.

The properties included in the transaction are: The Family Center at Fort Union, The Family Center at Orem and The Family Center at Taylorsville. The three properties total approximately 1.8 million square feet. As a part of the transaction, Excel Trust has sold The Family Center at Taylorsville to a third party.

“We value our relationship with DDR and are pleased to announce this transaction. We see this acquisition as an opportunity to enhance our portfolio by securing a foothold in a strong market where Excel Trust already has a management presence. Utah is a business friendly state and boasts some of the best employment and economic data in the nation,” said Gary Sabin, chief executive officer of Excel Trust.

About DDR Corp.

DDR is an owner and manager of 390 value-oriented shopping centers representing 108 million square feet in 39 states and Puerto Rico. The Company’s assets are concentrated in high barrier-to-entry markets with stable populations and high growth potential and its portfolio is actively managed to create long-term shareholder value. DDR is a self-administered and self-managed REIT operating as a fully integrated real estate company, and is publicly traded on the New York Stock Exchange under the ticker symbol DDR. Additional information about the Company is available at www.ddr.com, as well as on Twitter, LinkedIn and Facebook.

About Excel Trust, Inc.

Excel Trust, Inc. is a retail focused real estate investment trust (“REIT”) that primarily targets community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The Company has elected to be treated as a REIT for U.S. federal income tax purposes. Excel Trust trades publicly on the NYSE under the symbol “EXL”. Additional information about the Company is available at www.exceltrust.com

Safe Harbor

DDR Corp.

DDR Corp. considers portions of the information in this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause our results to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as supply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to buy or sell assets on commercially reasonable terms; our ability to complete acquisitions or dispositions of assets under contract, including the ability of the joint venture between DDR and Blackstone to successfully complete the acquisition of the portfolio from American Realty Capital Properties, Inc.; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to enter into definitive agreements with regard to our financing and joint venture arrangements or our failure to satisfy conditions to the completion of these arrangements; and the success of our capital recycling strategy. For additional factors that could cause the results of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company’s Form 10-K for the year ended December 31, 2013, as amended. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Excel Trust, Inc.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to, discussions related to the Company’s expectations regarding the performance of its business, its liquidity and capital resources and other non-historical statements. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. For a list and description of risks and uncertainties that could cause actual results to differ materially from expectations, see the reports filed by the Company with the SEC, including the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: DDR Corp. and Excel Trust, Inc.

Contacts

Investors

Matt Lougee, SVP of Finance, DDR Corp.

216-755-5500

Matt Romney, SVP, Capital Markets, Excel Trust, Inc.

858-613-1800

info@exceltrust.com

Media

Matt Schuler, Director of Communications, DDR Corp.

216-755-5842

mschuler@ddr.com